Exhibit 99.1

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS (the “Settlement Agreement”) is made and entered into as of January 19, 2024, by and between ALZAMEND NEURO, INC. (“ALZN”), on the one hand, and AULT LIFE SCIENCES FUND, LLC (“ALSF”), on the other hand. ALZN and ALSF shall each individually be referred to as a “Party” and collectively, as the “Parties.”

WHEREAS, pursuant to a Securities Purchase Agreement, entered into on or about April 30, 2019, by and between ALZN and ALSF (the “SPA”), ALSF purchased from ALZN (i) 666,666 shares (the “Shares”) of ALZN common stock, par value $0.0001 per share (“Common Stock”) and (ii) a warrant (the “Warrant”) to purchase 333,333 shares of Common Stock; and

WHEREAS, on April 30, 2019 as payment for the Securities, ALSF issued a promissory note to ALZN in the amount of $15 million (the “Note”); and

WHEREAS, on June 11, 2019, ALSF and ALZN enter issued a stock pledge agreement (the “Pledge Agreement”, and together with the SPA, the Warrant and the Note, the “Transaction Documents”), whereby ALSF pledged the Shares to ALZN as security for the repayment of the Note; and

WHEREAS, the Note matured as of December 31, 2023 and the outstanding principal amount owed by ALSF under the Note was $14,876,293; and

WHEREAS, certain disputes arose between the Parties regarding their respective rights and obligations under the Transaction Documents; and

WHEREAS, the Parties hereto desire to settle and resolve all disputes and claims between them amicably and without the need for litigation.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is acknowledged, it is hereby stipulated and agreed as follows:

1.       Settlement Sum. In full and final settlement of the Note and the Pledge Agreement, ALSF agrees to return and transfer title to, and ALZN agrees to accept, 661,168 Shares (the “Settlement Shares”) and the Warrant (collectively, the “Settlement Sum”).

2.       Payment of the Settlement Sum.

(a)       ALSF shall pay the Settlement Sum by returning to ALZN the Settlement Shares, together with stock powers executed in blank, as well as returning the Warrant marked as canceled. Upon execution of this Settlement Agreement by the Parties, ALSF hereby irrevocably and unconditionally sells, transfers, assigns and conveys to ALZN, and ALZN hereby purchases and acquires from ALSF, all right, title and interest of ALSF in and to the Settlement Sum. Within ten (10) business days after the date of this Settlement Agreement, ALSF shall deliver the Settlement Sum to ALZN.

(b)       ALZN agrees that receipt of the Settlement Sum shall constitute full satisfaction of any and all outstanding amounts and/or obligations allegedly due under the Transaction Documents, such that upon receipt of the Settlement Sum, ALZN shall not be entitled to receive any further amounts under the Transaction Documents, or otherwise, and that, among other things, the Transaction Documents shall be deemed satisfied and of no further force and effect.

(c)       The Parties further agree that upon receipt of the Settlement Sum, the Note and Warrant shall be deemed null and void and of no further force and effect.

3.       Releases.

(a)       Upon the execution of this Settlement Agreement and receipt of the Settlement Sum, in full, for good and valuable consideration, and except for the promises, covenants, warranties and agreements set forth in this Settlement Agreement, ALZN, on behalf of itself, and its predecessors, successors, assigns, officers, directors, stockholders, owners, members, managers, trustees, affiliates (including, but not limited to, parent, subsidiary and affiliated corporations and business entities), attorneys, agents, servants and employees (collectively, the “ALZN Releasing Parties”), hereby fully and forever release and discharge ALSF, on behalf of itself, and its predecessors, successors, assigns, officers, directors, stockholders, owners, members, managers, trustees, affiliates (including, but not limited to, parent, subsidiary and affiliated corporations and business entities), attorneys, agents, servants and employees (collectively, the “ALSF Releasing Parties”) from all claims, liabilities, debts, demands, causes of action, costs, expenses, attorneys fees, damages and obligations of every kind and nature, in law, in equity, or otherwise, whether now known or unknown, accrued or not accrued, asserted or unasserted, disclosed or undisclosed, that the ALZN Releasing Parties now have, may have, may have had, or ever had against the ALSF Releasing Parties, from the beginning of time to the date of this Settlement Agreement, that arise from, out of, or under, concern, are based upon, in connection with, or otherwise relating in any way to, the Released Claims or any issues alleged therein, including, but not limited to, the Transaction Documents (collectively, the “Released Transactions”).

(b)       Upon the execution of this Settlement Agreement and delivery of the Settlement Sum, in full, for good and valuable consideration, and except for the promises, covenants, warranties and agreements set forth in this Settlement Agreement, ALSF, on behalf of itself and the ALSF Releasing Parties, hereby fully and forever releases and discharges the ALZN Settling Parties, from all claims, liabilities, debts, demands, causes of action, costs, expenses, attorneys fees, damages and obligations of every kind and nature, in law, in equity, or otherwise, whether now known or unknown, accrued or not accrued, asserted or unasserted, disclosed or undisclosed, that the ALSF Releasing Parties now have, may have, may have had, or ever had against the ALZN Releasing Parties, from the beginning of time to the date of this Settlement Agreement, that arise from, out of, or under, concern, are based upon, in connection with, or otherwise relating in any way to, the Released Claims or any issues alleged therein, including, but not limited to, the Released Transactions.

(c)       In connection with the releases provided for in this Settlement Agreement, each of the Parties (for itself and the ALSF Releasing Parties or ALZN Releasing Parties, as applicable) expressly waives, releases, and forever discharges any and all provisions, rights, and benefits conferred by California Civil Code Section 1542, together with any law of any State or territory of the United States or other jurisdiction, or principle of common law, which is similar, comparable, or equivalent to § 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

4.     Modifications. Neither this Settlement Agreement nor any provisions hereof (including the documents annexed hereto and executed contemporaneously herewith) shall be amended, waived or modified or deemed amended, waived or modified except by a stipulation in writing, identifying each particular provision amended, waived or modified and duly subscribed and acknowledged by all parties with the same formality as this Settlement Agreement, except as expressly provided herein. No oral representation shall constitute an amendment, waiver or modification even if substantially and detrimentally relied upon.

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5.       Binding Effect. This Settlement Agreement and all rights, obligations, and covenants hereunder shall be binding upon and inure to the benefit of the Parties hereto and their respective employees, officers, directors, shareholders, agents, legal representatives, affiliates, partners, joint ventures, predecessors, successors, heirs, executors, administrators, legal representatives, estates and assigns.

6.       No Admission of Liability. This Settlement Agreement constitutes a compromise of disputed claims, and neither the making of this Settlement Agreement nor the performance of the obligations of this Settlement Agreement, shall constitute an admission of wrongdoing or liability by any Party hereto.

7.       Non-Waiver. The failure to strictly enforce any or all of the terms or provisions of this Settlement Agreement by any Party hereto shall not result in a waiver of that Party’s right to strictly enforce any and all of the terms and conditions of this Settlement Agreement, and shall not operate to prevent or estop that Party from thereafter insisting upon strict performance of such terms or provisions.

8.        No Presumptions. This Settlement Agreement shall be construed without regard to any presumptions against the Party causing the same to be prepared.

9.       Governing Law; Forum. This Settlement Agreement shall be governed by and conformed in accordance with the laws of the State of New York, without regard to New York’s conflict of law provisions. Any actions, lawsuits, or other proceedings to enforce this Settlement Agreement shall be commenced and maintained only in the Federal or State Courts sitting in the City, County and State of New York, and the Parties hereto irrevocably consent and submit to the personal jurisdiction of such Courts for the purposes of enforcing this Settlement Agreement.

10.      Counterparts. This Settlement Agreement may be executed in counterparts, each of which, when all Parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Settlement Agreement. Facsimile or .pdf signatures shall be deemed original signatures for the purposes of this Settlement Agreement.

11.       Authority. Each of the persons signing this Settlement Agreement represents and warrants, on behalf of himself/herself and of the Party for whom he/she purports to sign, that he/she is duly authorized to enter into this Settlement Agreement.

12.       Severability. Should any provision of this Settlement Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Settlement Agreement.

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13.       Representations. Each of the Parties to this Settlement Agreement acknowledge and represent that: (a) they have read the Settlement Agreement; (b) they clearly understand the Settlement Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Settlement Agreement; (d) they fully understand the terms, covenants and conditions of this Settlement Agreement; (e) have been fully and independently advised of their respective legal rights, remedies and obligations arising out of the Released Claims and preparation of this Settlement Agreement by counsel of their own choice; (f) they have had the benefit and advice of counsel of their own selection; (g) that they have sought and obtained legal advice independently of each other; (h) that they have been duly apprised of their respective legal rights and each has had the provisions the applicable laws hereof fully explained to them, and that all the provisions hereof, as well as all questions pertaining thereto, have been fully and satisfactorily explained to them; (i) that they have given due consideration to such provisions and questions; (j) they have executed this Settlement Agreement freely, with knowledge, and without influence, force, coercion or duress of whatever nature; (k) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; (l) the consideration received by them has been actual and adequate; and (m) and that they have the authority to execute this Settlement Agreement.

14.       Further Representations Concerning the Note, Settlement Shares and Warrant.

(a)       ALZN hereby represents and warrants that, as of the date of this Settlement Agreement, it is the true and lawful holder and beneficial owner of the Note, which Note is free and clear of all claims, liabilities and obligations and free and clear of any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description. ALZN further represents and warrants that the Note is not subject to any rights of any other person to acquire the same. ALZN is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of the Note (other than pursuant to this Settlement Agreement).

(b)       ALSF hereby represents and warrants that, as of the date of this Settlement Agreement, it is the true and lawful holder and beneficial owner of the Settlement Shares and Warrant, which Settlement Shares and Warrant are free and clear of all claims, liabilities and obligations and free and clear of any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description. ALSF further represents and warrants that the Settlement Shares and Warrant are not subject to any rights of any other person to acquire the same. ALSF is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of the Settlement Shares and Warrant (other than pursuant to this Settlement Agreement).

15.       Entire Understanding. This Settlement Agreement contains the entire understanding of the Parties with regard to the subject matter hereof. The Parties acknowledge that there are no representations, warranties, promises or undertakings not herein set forth. The paragraph headings contained herein are for the purpose of convenience only, and shall not be deemed to reflect any intent of the Parties or be deemed to be a part of this Settlement Agreement.

16.       Additional Documentation. The Parties agree to cooperate and execute any further documentation that may be required to implement the terms and the intent of this Settlement Agreement.

17.       Attorneys’ Fees. In the event that any legal action or proceeding is commenced or undertaken to enforce or interpret this Settlement Agreement, the prevailing Party shall be entitled to recover its, his, her, or their reasonable attorneys’ fees, expert fees, costs, and expenses from the non-prevailing Party against whom enforcement is sought. Such prevailing Party shall further be entitled to a recovery of its, his, her, or their reasonable attorneys’ fees, expert fees, costs, and expenses in enforcing, or on appeal from, any judgment entered in favor of the prevailing Party pursuant to this Settlement Agreement.

18.       Bear Costs and Fees. Each of the Parties shall bear its, his, or her own costs, expenses and attorneys’ fees in connection with the Released Claims and the negotiation of this Settlement Agreement.

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19.       No Other Pending Actions, Claims, Complaints. The Parties agree and represent that, to the best of the Parties’ knowledge, there are no other pending legal actions, claims, or complaints against any other Party, filed by a Party, including any court, arbitration forum, governmental or administrative forum or agency, or other dispute resolution forum that are in anyway related to the Released Claims.

20.       Notices. All notices and other communications to be given or delivered under, or in furtherance to, this Settlement Agreement and/or the provisions of this Settlement Agreement shall be in writing and sent by nationally recognized overnight courier service, for next day delivery, to the address of the Party to whom notice is being provided as well as by electronic mail to the Party to whom the notice is addressed, as set forth in this Paragraph 20 herein. Notice shall be deemed given on the day that such notice is delivered to the overnight courier and electronic mail sent to the Party.

If to ALZN:

Alzamend Neuro, Inc.

3480 Peachtree Road NE, Second Floor, Suite 103

Atlanta, GA 30326

Attn: Stephan Jackman

Email: sjackman@alzamend.com

With a copy to:

Alzamend Neuro, Inc.

100 Park Avenue, Suite 1658

New York, NY 10017

Attn: James M. Turner, Esq.

Email: james@alzamend.com

If to ALSF:

c/o Ault & Company, Inc.

11411 Southern Highlands Parkway, Suite 240

Las Vegas, NV 89141

Attn: Milton C. Ault, III

Email: todd@aultandcompany.com

With a copy to:

Ault & Company, Inc.

100 Park Avenue, Suite 1658

New York, NY 10017

Attn: Henry C.W. Nisser, Esq.

Email: henry@aultandcompany.com

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have hereunto set their respective hands and seals on this 19th day of January, 2024, and they hereby acknowledge that the provisions of this Settlement Agreement shall be binding upon their respective predecessors, successors, assigns, officers, directors, stockholders, owners, members, managers, trustees, affiliates (including, but not limited to, parent, subsidiary and affiliated corporations and business entities), attorneys, agents, servants and employees.

ALZAMEND NEURO, INC.

By:	/s/ David J. Katzoff
Name:	David J. Katzoff
Title:	Chief Financial Officer

AULT LIFE SCIENCES FUND, LLC

By:	/s/ Milton C. Ault, III
Name:	Milton C. Ault, III
Title:	Authorized Person of Ault Capital, LLC, the Managing Member

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